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#2637







CONTACT: Chuck Suits or Mary Lou Kromer     407/362-2600 or
                                            800/GRACE99




                            GRACE TO SELL AGRACETUS
                     TRANSGENIC PLANT BUSINESS TO MONSANTO
                               FOR $150 MILLION


              BOCA RATON, Fla., April 8, 1996--W. R. Grace & Co. (NYSE: GRA) today announced that it has entered into a definitive agreement to sell the transgenic plant business of its Agracetus subsidiary to the Monsanto Company for $150 million in cash.

              Agracetus, based in Middleton, Wis. with approximately 100 employees, is a recognized leader in the development of transgenic products for agriculture, pharmaceutical and cotton fiber industries. Agracetus' human gene therapy business, which is focused on DNA vaccines, is not included in this transaction and will remain with Grace doing business as Auragen Pharmaceuticals Inc.

              Through the 1980s, Agracetus pioneered technology advancement in the genetic engineering of plants and achieved numerous breakthroughs in that field. Achievements included generation of the world's first transgenic varieties of cotton, soybeans, peanuts, green beans, cranberries and other crops. Since 1991, Monsanto has been a licensee of Agracetus' proprietary technology for producing several genetically engineered crops.

              Albert J. Costello, Grace's chairman, president, and chief executive officer,

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said, "The proprietary technology of Agracetus holds great promise, but it does not fit within Grace's core packaging and specialty chemical businesses. We are pleased that Monsanto has recognized the value of Agracetus and its technology leadership in areas that are very complementary to Monsanto's agricultural biotechnology business."

              Robert T. Fraley, president of Monsanto's Ceregen unit, which develops new agricultural products said, "Agracetus has earned its solid reputation as an early innovator with tremendous scientific expertise, particularly in its plant transformation capabilities. Agracetus' knowledgeable workforce will enhance Monsanto's existing capabilities. The marriage of Agracetus' technical depth with Monsanto's application and commercial abilities is sure to speed the development of new products."

              Agracetus is one of several businesses within Grace's commercial development group, which, in past years, conducted discovery research with the objective of developing new businesses for Grace. "As we have refined our strategy to focus on our core businesses, we have decided to seek a variety of alternatives to ensure maximum value of these commercial development businesses, and at the same time ensure a bright future for their technology champions," said Costello. "The sale of Agracetus' transgenic plant business, and the recently announced sale of our biopesticide business, reflects our commitment to that objective and our dedication to unlock shareholder value."

              Grace is a leading global supplier of flexible packaging and specialty chemicals, and a leading provider of specialized health care services.
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